Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO THE

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF

MASTERCRAFT BOAT HOLDINGS, INC.

MasterCraft Boat Holdings, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), certifies as follows:

1.

The Corporation was originally incorporated pursuant to the General Corporation Law of the State of Delaware on January 28, 2000 under the name MCBC Holdings, Inc. The Corporation changed its name to MasterCraft Boat Holdings, Inc. on November 7, 2018.

2.

This Certificate of Amendment (this “Certificate of Amendment”) to the Corporation’s Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) was duly adopted by the Corporation’s stockholders on October 23, 2019 and by the Corporation’s Board of Directors on July 18, 2019 in accordance with Sections 228 and 242 of the General Corporation Law of the State of Delaware and further amends the provisions of the Corporation’s Amended and Restated Certificate of Incorporation.

3.	Section C of Article 6 of the Certificate of Incorporation is hereby amended and restated to read as follows:

“C. Except as otherwise required by law and subject to the rights of the holders of any series of Preferred Stock then outstanding, unless the Board of Directors otherwise determines, newly created directorships resulting from any increase in the authorized number of directors or any vacancies on the Board of Directors resulting from the death, resignation, retirement, disqualification, removal from office or other cause shall be filled only by a majority vote of the Directors then in office and entitled to vote thereon, though less than a quorum, or by a sole remaining Director entitled to vote thereon, and not by the stockholders. Any Director elected in accordance with the immediately preceding sentence to fill a vacancy on the Board of Directors resulting from the death, resignation, retirement, disqualification, removal from office or other cause in a class elected prior to the annual meeting of stockholders for fiscal year 2020 shall hold office for a term expiring at the next election of the class for which such Director shall have been chosen and until his successor shall be elected and qualified. Any Director elected in accordance with the first sentence of this paragraph to (i) fill a newly created directorship resulting from any increase in the authorized number of directors or (ii) fill a vacancy on the Board of Directors resulting from the death, resignation or removal of any Director in a class elected at or after the annual meeting of stockholders for fiscal year 2020 shall hold office for a term expiring at the next annual meeting of stockholders and shall remain in office until his or her successor is shall be elected and qualified or until such Director’s death, resignation, retirement, disqualification, removal from office or other cause, whichever occurs first.”

4.	Section E of Article 6 of the Certificate of Incorporation is hereby amended and restated to read as follows:

“E. The Board of Directors is and shall remain divided into three classes until the annual meeting of stockholders for fiscal year 2022. The terms of the members of the Board of Directors elected prior to the annual meeting of stockholders for fiscal year 2020 shall serve for a term expiring at the third annual meeting of stockholders to be held after their election. Beginning with the annual meeting of stockholders for fiscal year 2020, the terms of the members of the Board of Directors shall be as follows: (i) at the annual meeting of stockholders for fiscal year 2020, the Directors whose terms expire at that meeting or such Directors’ successors shall be elected to hold office for a one-year term expiring at the annual meeting of stockholders for fiscal year 2021; (ii) at the annual meeting of stockholders for fiscal year 2021, the Directors whose terms expire at that meeting or such Directors’ successors shall be elected to hold office for a one-year term expiring at the annual meeting of stockholders for fiscal year 2022; and (iii) at the annual meeting of stockholders for fiscal year 2022 and at each annual meeting of stockholders thereafter, all Directors shall be elected for a one-year term expiring at the next annual meeting of stockholders after their election. The provisions of this Article 6.E are subject to the rights of the holders of any class or series of Preferred Stock to elect Directors.”

5.	Article 8 of the Certificate of Incorporation is hereby amended and restated to read as follows:

“Article 8

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

If any provision or provisions of this Amended and Restated Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Amended and Restated Certificate of Incorporation (including, without limitation, each portion of any sentence of this Amended and Restated Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby.”

6.	Except as hereinabove amended, the Amended and Restated Certificate of Incorporation remains in full force and effect.

*    *    *

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to the Amended and Restated Certificate of Incorporation to be signed by Terry McNew, its Chief Executive Officer, on October 24, 2019.

MASTERCRAFT BOAT HOLDINGS, INC.

By:	/s/ Terry McNew
Name: Terry McNew
Title: Chief Executive Officer